Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2012 Results
-- Adjusted EBITDA1 of $32 Million, Reflecting Investments in Growth Initiatives --
-- Net Income of $19 Million or $0.08 per Share Excluding Adjustments2 --
-- Revenue of $216 Million --
-- Company Enters into Partnership with GlobeTM in the Philippines --

Holmdel, NJ, May 2, 2012 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through broadband devices worldwide, announced results for the first quarter ended March 31, 2012.
Reflecting the Company's previously stated plans to increase investment in its strategic growth initiatives, Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $32 million, which includes $7 million in growth initiative funding. Adjusted EBITDA is down from $40 million sequentially and $43 million in the year ago quarter. Similarly, income from operations was $21 million, a decrease from $28 million sequentially and $30 million in the year ago quarter. Net income was $19 million or $0.08 per share excluding adjustments1, a decline from $26 million or $0.11 per share sequentially, and a decline from $23 million or $0.10 per share in the year ago quarter. GAAP net income was $14 million or $0.06 per share, down from $350 million or $1.55 per share sequentially due to a one-time non-cash income tax benefit recognized in the fourth quarter, and down from $21 million or $0.10 per share a year ago. Revenue totaled $216 million, flat sequentially and down from $220 million the prior year.
Marc Lefar, Vonage Chief Executive Officer, said, “Our financial results were consistent with previous guidance as we increased investment in our strategic growth initiatives. Our core business is stable and generated EBITDA which was in line with recent quarters.”
“Although churn increased slightly during the first quarter, it has declined since peaking in January. Based on this positive trend, we are confident churn will be lower in the second quarter,” said Lefar.
“We are making tangible progress executing on our growth initiatives. In roughly eight weeks, over one million people downloaded the new Vonage Mobile app. Our plans to expand into new international markets are gaining traction with the consummation of the exciting new partnership with GlobeTM in the Philippines which we announced this morning,” added Lefar.

First Quarter Financial and Operating Results
Revenue was $216 million, flat sequentially and down 1.8% from $220 million in the year ago quarter. Average revenue per user was $30.42, up from $30.19 sequentially due to improved customer mix and higher Universal Service Fund (“USF”) fees, and down slightly from $30.45 in the first quarter of 2011.

Direct cost of telephony services (“COTS”) increased to $62 million from $59 million sequentially due primarily to higher USF. COTS increased from $60 million in the year ago quarter as planned, driven by an increase in international minutes of use as the Company executed on its strategy to grow its international calling base. Vonage continued to reduce its domestic termination rates, which declined to an all-time low in the first quarter. On a per line basis, COTS was $8.68, up from $8.24 sequentially and $8.34 in the year ago quarter.
Direct cost of goods sold was $10 million, flat sequentially and down from $11 million in the first quarter of 2011. Direct margin3 decreased to 67% from 68% sequentially and in the year ago quarter reflecting the increase in costs from higher international minutes.
Selling, general and administrative (“SG&A”) expense was $62 million, an increase as expected, from $59 million sequentially and $58 million in the year ago quarter, reflecting the Company's increased funding for its growth initiatives.
Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company's existing customer base, was $95 million, down from $102 million sequentially and in the year ago quarter. PMOI per line was $13.33, down from $14.22 sequentially and $14.17 in the year ago quarter.
Marketing expense was $53 million, up from $52 million sequentially and $49 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $323, up from $306 sequentially and $282 in the prior year.
Gross line additions were 165,000, down from 169,000 sequentially and 175,000 the prior year. The Company reported a net loss of 19,000 lines, compared to 14,000 net line losses sequentially and 3,000 net line additions in the year-ago quarter.
Churn was 2.8%, up 10 basis points sequentially and up from 2.5% in the year ago quarter. Based on actions taken in the first quarter of 2012, including reinstating contracts and improving its retention and telesales processes, the Company expects churn to decline in the second quarter of 2012 from first quarter levels.
As of March 31, 2012, cash and cash equivalents, including $6 million in restricted cash, totaled $61 million. Capital expenditures for the quarter were $9 million. Free cash flow4 was $2 million.
Growth Initiatives
Executing on its growth initiative in international expansion, Vonage today announced its first international partnership with Globe in the Philippines. The partnership marks a significant milestone in Vonage's broader strategy to expand its services beyond North America and the United Kingdom. The Company remains actively involved in discussions with several prospective partners and expects to announce additional alliances before the end of this year.
On April 18, 2012, the Company announced key milestones for its Vonage Mobile® and Extensions™ products.  Launched in February 2012, the Vonage Mobile app surpassed one million downloads in approximately eight weeks, with usage now approaching 10 million minutes per month. Since launch, the Company has steadily updated the app to enhance ease of use and performance and has implemented new releases for iOS and Android addressing top priorities including connection quality, latency load times when opening the app and battery life. Most recently, the Company yesterday updated the app to enhance its messaging capability to allow photo and location sharing and sharing of the app with friends on Facebook and Twitter.

In the coming months, Vonage expects to add desirable features such as Bluetooth functionality and a low-cost international roaming capability that will allow customers traveling outside their home country to avoid high roaming fees.  In addition, the Company plans to launch standalone mobile services for customers without smartphones, including low-cost international calling plans.
Vonage Extensions, which expands the benefits of the Company's core service beyond the walls of the home to any other phone, including mobile, has been well received. More than 500,000 customers have signed up for Extensions, and have already made more than 70 million mobile calls. Reflecting the Company's progress executing against its mobile strategy, approximately 15% of international calling minutes now originate from mobile devices.
2012 Outlook
Consistent with prior guidance for 2012, the Company expects to achieve adjusted EBITDA of $30-35 million per quarter, and $120-140 million for the year, reflecting the additional investment of $5-10 million per quarter in strategic growth initiatives; and 2012 capital and software expenditures in the range of $40-45 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(unaudited)
Statement of Operations Data:
Revenues	215,903	215,690	219,841

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,930, $3,969, and $4,124, respectively)	61,623	58,847	60,189
Direct cost of goods sold	9,846	10,125	11,055
Selling, general and administrative	61,835	58,579	58,243
Marketing	53,422	51,604	49,404
Depreciation and amortization	8,644	8,638	11,066
	195,370	187,793	189,957
Income from operations	20,533	27,897	29,884
Other income (expense):
Interest income	20	23	42
Interest expense	(1,751)	(2,002)	(6,602)
Change in fair value of stock warrant	—	—	(950)
Loss on extinguishment of notes	—	—	(593)
Other income (expense), net	42	(266)	(2)
	(1,689)	(2,245)	(8,105)
Income before income tax benefit (expense)	18,844	25,652	21,779
Income tax benefit (expense)	(4,923)	324,494	(666)
Net income	$13,921	$350,146	$21,113
Net income per common share:
Basic	$0.06	$1.55	$0.10
Diluted	$0.06	$1.48	$0.09
Weighted-average common shares outstanding:
Basic	225,732	225,572	222,162
Diluted	236,036	237,342	240,340

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$11,119	$38,645	$17,457
Net cash used in investing activities	(8,034)	(13,249)	(3,844)
Net cash used in financing activities	(7,084)	(22,522)	(13,707)
Capital expenditures, intangible asset purchases and development of software assets	(9,033)	(13,250)	(4,891)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$55,243	$58,863
Restricted cash	5,933	6,929
Accounts receivable, net of allowance	16,684	17,862
Inventory, net of allowance	7,431	6,715
Prepaid expenses and other current assets	19,830	16,820
Deferred customer acquisition costs	5,275	5,685
Property and equipment, net	64,556	67,978
Software, net	50,120	45,661
Debt related costs, net	1,645	2,007
Intangible assets, net	8,462	9,056
Total deferred tax assets, including current portion, net	321,585	325,601
Other assets	3,350	3,038
Total assets	$560,114	$566,215
Accounts payable and accrued expenses	$121,108	$135,740
Deferred revenue	38,446	39,981
Total notes payable, including current portion	63,750	70,833
Capital lease obligations	17,170	17,665
Other liabilities	2,454	2,429
Total liabilities	$242,928	$266,648
Total stockholders' equity	$317,186	$299,567

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Gross subscriber line additions	165,454	168,538	175,388
Change in net subscriber lines	(18,739)	(13,834)	3,345
Subscriber lines (at period end)	2,356,148	2,374,887	2,408,228
Average monthly customer churn	2.8%	2.7%	2.5%
Average monthly revenue per line	$30.42	$30.19	$30.45
Average monthly telephony services revenue per line	$30.35	$30.12	$30.23
Average monthly direct cost of telephony services per line	$8.68	$8.24	$8.34
Marketing costs per gross subscriber line addition	$323	$306	$282
Employees (excluding temporary help) (at period end)	1,004	1,008	1,126
Direct margin as a % of revenues	66.9%	68.0%	67.6%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED
EBITDA AND PRE-MARKETING OPERATING INCOME
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Income from operations	$20,533	$27,897	$29,884
Depreciation and amortization	8,644	8,638	11,066
Share-based expense	2,623	3,819	2,475
Adjusted EBITDA	31,800	40,354	43,425
Marketing	53,422	51,604	49,404
Customer equipment and shipping	(498)	(472)	(1,611)
Direct cost of goods sold	9,846	10,125	11,055
Pre-marketing operating income	$94,570	$101,611	$102,273

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Net income	$13,921	$350,146	$21,113
Change in fair value of stock warrant	—	—	950
Income tax (benefit) expense	4,923	(324,494)	666
Loss on extinguishment of notes	—	—	593
Net income excluding adjustments	$18,844	$25,652	$23,322
Net income per common share:
Basic	$0.06	$1.55	$0.10
Diluted	$0.06	$1.48	$0.09
Weighted-average common shares outstanding:
Basic	225,732	225,572	222,162
Diluted	236,036	237,342	240,340
Net income per common share, excluding adjustments:
Basic	$0.08	$0.11	$0.10
Diluted	$0.08	$0.11	$0.10
Weighted-average common shares outstanding:
Basic	225,732	225,572	222,162
Diluted	236,036	237,342	240,596

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Net cash provided by operating activities	$11,119	$38,645	$17,457
Less:
Capital expenditures	(2,033)	(3,783)	(1,298)
Intangible assets	—	(3,725)	—
Acquisition and development of software assets	(7,000)	(5,742)	(3,593)
Free cash flow	$2,086	$25,395	$12,566

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Current maturities of capital lease obligations	$2,192	$2,104	$1,859
Current portion of notes payable	28,333	28,333	10,000
Notes payable, net of discount and current maturities	35,417	42,500	168,799
Capital lease obligations, net of current maturities	14,978	15,561	17,170
Unamortized discount - notes payable	—	—	6,201
Gross debt	80,920	88,498	204,029
Less:
Unrestricted cash	55,243	58,863	79,655
Net debt	25,677	29,635	124,374

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting people through broadband devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income excluding adjustments, net debt and free cash flow.
Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.
The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded from its net income the change in fair value of stock warrant, loss on extinguishment of notes and the income tax (benefit) expense. The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations when these events occurred on a comparative basis.
Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.
Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.
Vonage defines net income excluding adjustments, as GAAP net income excluding the change in fair value of stock warrant, the loss on extinguishment of notes and the income tax (benefit) expense.
Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets, and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter's results on Wednesday, May 2, 2012 at 10:00AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight May 15, 2012, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 68992691.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.
Safe Harbor Statement
This press release contains forward-looking statements regarding growth strategy, adjusted EBITDA, churn, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; the Company's dependence on third party facilities, equipment, systems and services; the Company's ability to implement the Company's new billing and ordering management system; system disruptions or flaws in the Company's technology and systems; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; the Company's ability to obtain or maintain relevant intellectual property licenses; results of regulatory inquiries into the Company's business practices; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; the Company's dependence upon key personnel; the Company's history of net losses and ability to achieve consistent profitability in the future; fraudulent use of the Company's name or services; the Company's ability to maintain data security; security breaches and other compromises of information security; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; any reinstatement of holdbacks by the Company's vendors; the Company's ability to obtain additional financing if required; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.
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